EXHIBIT 99(a)(5)(B)

PRESS RELEASE
 For Immediate Release: May 10, 2006

Contact:
        Ronnie Lyon
        Phone: 903-813-0377
        Email: rlyon1@airmail.net

Entry into Severance, Consulting and Equity-Related Agreements with
Ulen A. North, Jr. and Celia B. Page by Cap Rock Energy

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) (the "Company") today announced the effectiveness of certain severance, consulting and equity-related agreements concerning Ulen A. North, Jr., Executive Vice President, and Celia B. Page, Vice President, Special Projects and Assistant Secretary/Treasurer.

On November 4, 2005, Cap Rock Energy entered into an agreement and plan of share exchange with Cap Rock Holding Corporation ("CHC"). Subject to the terms and conditions set forth in the agreement, CHC will acquire all the outstanding shares of Cap Rock Energy common stock for $21.75 per share. The transaction is expected to close shortly. For more information, please see the Company's public filings with the Securities and Exchange Commission, which are publicly available at www.sec.gov, and the Company's proxy statement, dated January 30, 2006, delivered to shareholders in connection with the transaction (the "proxy statement").

Effective as of today, Mr. North, the Company and CHC have entered into a Severance Agreement and Waiver and Release, pursuant to which (i) Mr. North will cease his employment with the Company and receive a cash payment of $205,000.00, (ii) the aggregate value of the shares of restricted stock that CHC will be obligated to grant to Mr. North on the day following the consummation of the Share Exchange (as described in the proxy statement), will be reduced to $200,000, (iii) Mr. North will agree to certain confidentiality and non-competition restrictions and (iv) Mr. North will waive any and all claims he might have against the Company or CHC. Mr. North and the Company have also entered into a Consulting Agreement, effective today, pursuant to which Mr. North will perform consulting services for the Company for a term of three years in return for hourly compensation.

Also effective as of today, Ms. Page, the Company and CHC have entered into a Severance Agreement and Waiver and Release, pursuant to which (i) Ms. Page will cease her employment with the Company and receive a cash payment of $283,471.00, (ii) CHC will not be obligated to, and will not, grant Ms. Page any restricted shares pursuant to her restricted stock agreement with CHC (as described in the proxy statement), (iii) Ms. Page will be deemed to be a retired employee with 20 years of service for purposes of the provision of medical and dental insurance by the Company and (iv) Ms. Page will waive any and all claims she might have against the Company or CHC. Ms. Page and the Company have also entered into a Consulting Agreement, effective as of today, pursuant to which Ms. Page will perform consulting services for the Company for a term of 12 months in return for hourly compensation.

In addition, effective as of today, Mr. North and Ms. Page ceased to be parties to the Rollover Agreement set forth as Exhibit 5 to the Schedule 13D filed by CHC with the SEC on November 14, 2005. Pursuant to the terms of the Rollover Agreement, certain executive officers of the Company will exchange certain of their shares of the Company's common stock for shares of CHC immediately prior to the share exchange discussed above. Mr. North and Ms. Page will no longer exchange their shares for CHC shares immediately prior to the share exchange. Instead, Ms. Page and Mr. North's shares will be converted into the right to receive $21.75 at the time of the share exchange along with the other unaffiliated shareholders of the Company.

The Company provides electric distribution services to over 35,000 meters in 28 counties in Texas. Its corporate office is located in Midland, Texas.

All statements, other than statements of historical fact included in this news release, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risks and uncertainties and actual results, performance or achievements of the Company may be different from those express or implied in the forward-looking statements.